September 3, 2024

Rochelle Boas
3150 Sabre Drive
Southlake, TX 76092

Dear Rochelle,

Congratulations and welcome to Sabre! We are thrilled to offer you the opportunity to join our global community of people from around the world who passionately believe in the power of technology to fuel the dreams of travel. We are delighted to have you join us as Executive Vice President and Chief Legal Officer reporting to Kurt Ekert, Chief Executive Officer. Your journey with Sabre will commence on October 14, 2024.

You will have the opportunity to continue to make a significant impact at Sabre and our global business. Every day, in more than 60 countries, our team members work together to make it easier for travelers to connect with people and places.

We look forward to you joining on our journey!
Best regards,
/s/ Shawn Williams

Shawn Williams
EVP and Chief People Officer

The Details
Base Salary
$600,000 USD
You will receive $23,076.93 bi-weekly (gross), based on 26 pay periods in a year. Pursuant to our performance review process, you are eligible to receive a merit-based pay increase beginning in 2025, subject to approval by the Company’s Board of Directors (or a committee of the Board).

Annual Bonus
$510,000 USD
You will be eligible for a fiscal year 2024 target cash bonus (related to the Company’s 2024 performance) and in future years (subject to the approval by the Company’s Board of Directors or a committee of the Board) equal to 85% of your Base Salary, under the Executive Incentive Plan (“EIP,” or any successor program). Your EIP will not be prorated with respect to 2024. The EIP is subject to the achievement of certain financial targets and individual objectives. If EIP is earned, it is generally paid in March following the completion of the plan year.

Sign-On Bonus

$500,000 USD
You will receive a one-time bonus of $500,000 (gross) (the “Sign-On Bonus”) on the first pay period following your start date.

Your receipt of this Sign-On Bonus is contingent upon your execution of the following Bonus Agreement (the “Bonus Agreement”):

1.If, within one year of your start date, you leave Sabre as a result of your resignation not for Good Reason or the termination of your employment by the Company for Cause (in each case, as such terms are defined in the Company’s Executive Severance Plan), you will reimburse Sabre for a pro-rata share of your Sign-On Bonus. That pro-rata share will be the full amount of your Sign-On Bonus, reduced by one twelfth (1/12) for each full month of your employment with Sabre. No reduction in the reimbursement shall be made for partial months of employment.
2.This Bonus Agreement is independent of any other agreement (if any) you have or may have with Sabre. The existence of any claim you may have against Sabre shall not serve as a defense to enforcement of this Bonus Agreement.

3.If any provision of this Bonus Agreement is held by any court to be invalid or unenforceable, the invalid or unenforceable provision shall be fully severable, and the Bonus Agreement shall be construed as if the invalid or unenforceable provision never comprised part of this Bonus Agreement. Further, in lieu of the invalid or unenforceable provision, there shall be automatically added, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

4.You hereby authorize Sabre to deduct from your final paycheck the bonus reimbursement due Sabre under paragraph 1 of this Bonus Agreement, and any other amounts due Sabre when your employment terminates, whatever the reason for termination. You further agree to reimburse Sabre for all reasonable expenses it incurs, including costs and attorney fees, to collect such amounts.

5.This Bonus Agreement shall be interpreted under, and governed by, the laws of the State of Texas and may be enforced in any state or federal court in Tarrant County, Texas.

6.Any modifications to this Bonus Agreement must be in writing and signed by both parties.
This Bonus Agreement and all its Amendments do not constitute a contract of continuous employment or a guarantee of employment with Sabre. Employment with Sabre is always at-will, including the duration of this Bonus Agreement.
Candidate Acceptance Signature: /s/ Rochelle Boas
Date: September 3, 2024

Long-Term Equity Incentive

Sign-On Grant

You will receive a new hire sign-on equity grant valued at $1,500,000 delivered in 100% Restricted Stock Units. Your award will be granted on the next regularly scheduled grant date following your first day of employment (generally the 15th of the month following the month of your start date). The RSUs will have a vesting of one-third of the grant after the 1st year of the grant date anniversary, and one-third of the grant after the 2nd anniversary of the grant date, and one-third of the grant after the 3rd anniversary of the grant date. The amount, terms and conditions of any awards to be granted to you are subject to approval by the Board, the Compensation Committee of the Board, or a sub-committee of the Compensation Committee.

Annual Grant
Annual Grants: Starting in 2025, you will be eligible to receive an equity award based on your position’s target award value of at least $1,500,000, based on the Sabre Omnibus Incentive Compensation Plan that is in place at the time of a grant. The amount, terms, and conditions of any awards to be granted to you shall be described in applicable grant agreement(s) and are subject to approval by the Board, the Compensation Committee of the Board or a sub-committee of the Compensation Committee, in accordance with the executive long-term incentive plan in effect at the time.

Stock Ownership Guidelines: As a senior executive, you will be subject to the Company’s Stock Ownership Guidelines. These guidelines require senior executives to meet specified ownership levels of the Company’s stock within five (5) years of becoming a senior executive. The guidelines help to further align the interests of senior executives with the long-term interests of our stockholders, as well as promote the Company’s commitment to sound corporate governance. In your new role, your guideline level is currently three (3) times your base salary. As noted, you will have five years to achieve this level; however, in the interim you will be subject to certain share retention requirements until you meet this guideline level. In addition, you will be subject to the Company’s Insider Trading Policy, which, among other things, imposes certain limitations on when you can trade in the Company’s stock and requires you to pre-clear these trades.
Clawback: The Company maintains an Executive Compensation Recovery Policy (or “Clawback Policy”) and may implement other similar policies from time to time. These policies may apply to any and all payments of incentive compensation consistent with applicable laws as specified in these policies.

Other Benefits/Matters
Paid Time Off

You will be also eligible for the following:
•25 days paid time off PTO per calendar year. PTO is classified as vacation, sick or personal days, and is prorated based on start date.
•Two floating holidays (based on start date) and twelve company-scheduled holidays. (We observe New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Juneteenth, Independence Day, Labor Day, Indigenous Peoples’ Day/Columbus Day, Veterans’ Day, Thanksgiving Day and day after, and Christmas Day.)
•Five days for year-end break in the last week of December.
•Four days (one day/quarter) of Paid Volunteer Time Off (VTO).

Executive Severance Plan
You will continue to be a Participant in the Company’s Executive Severance Plan (the “Plan”) as a Level 2 Employee, as approved by the Compensation Committee of the Board, and will be provided with certain severance benefits in the event of (a) your resignation for Good Reason (each as defined in the Plan, a copy of which is enclosed), or (b) your termination of employment by the Company other than for Cause.

Executive Perquisites

Annual perquisite allowance of up to $13,000 gross for certain reimbursable expenses such as legal fees, financial planning services, and annual Cooper Clinic physical (the latter also includes spouse).

401(k)
•Eligible for immediate contribution and rollover from another qualified plan.
•Matching contributions dollar per dollar up to 6%.
•Always vested in your contributions; fully vested in any company match after two years.
•Ability to contribute up to 50% of IRS eligible pay and up to full IRS limits for pre-tax limits.
•Loan options and catch up contributions available for those eligible.
•Service provider is Fidelity Investments, including a Roth investment feature.
•Auto enrollment of 3% after 90 days if no action is taken

Health and Wellness
•Eligible for coverage on day one of employment.
•Coverage for team member, any dependents and domestic partner/spouse if they don’t have access to benefits via their employer.
•Three medical and two dental and vision programs to choose from.
•All medical plans have prescription drug coverage.
•Wellness program to save on insurance premiums.
•FSA and HSA accounts available.
•12 weeks 100% paid parental leave per year.
•Short- and Long-Term Disability, Life, and AD&D Insurance.
•Employee Assistance, Headspace Access, Health Pro advice, Real Appeal weight loss, Kannact diabetes, and Quit for Life smoking Programs.
•Active&Fit discounted gym memberships.

Additional Benefits
•Pet Insurance with up to 90% cash back on eligible vet bills.
•Tuition Reimbursement up to $5,250 per calendar year.
•Adoption Assistance up to $5,000 per child. ($15,000 max per family.)
•Check out our ‘Sabre Benefits Resource Center’ for a more in depth look of what we offer - https://flimp.live/Sabre-Benefit-Resource-Center

Other Matters
This offer is contingent upon Sabre’s completion of your reference and background checks, execution of the Executive Confidentiality and Restrictive Covenants Agreement included with this letter, and your completion of Sabre’s new hire paperwork. It is not to be considered an employment agreement of any type and does not bind you to an employment relationship for any specified period of time. This offer is also contingent on your being a U.S. citizen, a U.S. permanent resident, or otherwise lawfully authorized to work in the United States for Sabre on a continuous basis. The Immigration Reform and Control Act of 1986 requires Sabre to verify the identity and eligibility of each new employee to work in the United States using the Federal Government’s Employment Eligibility Verification Form I-9. This offer is therefore contingent upon your providing certain documentation as requested.

Your signature below will validate your acceptance of this offer. We are excited about your journey to make travel happen!

/s/ Shawn Williams
Shawn Williams
EVP and Chief People Officer

/s/ Rochelle Boas
Rochelle Boas
Date: September 3, 2024

Executive Confidentiality and Restrictive Covenants Agreement

I acknowledge and agree that in my position with the Company, it is expected that: (i) I will be materially involved in conducting or overseeing aspects of the Company’s business activities throughout the world; (ii) I will have contact with a substantial number of the Company’s employees and the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); and (iii) I will have access to the Company’s Trade Secrets and Confidential Information. Capitalized terms used in this Agreement and not otherwise defined in the text shall have the meanings assigned to such terms defined in paragraph IX(E) below.
I further acknowledge and agree that my competition with the Company anywhere worldwide, or my attempted solicitation of the Company’s employees or Customers or Suppliers, during my employment or within the Restricted Period following my Date of Termination, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of my employment with the Company, the Company’s covenants in this Agreement, the provision to me by the Company of additional Trade Secrets information and Confidential Information, and the compensation that will be payable to me in my position with the Company, I make the following covenants:
I.Non-solicitation of Company Customers and Suppliers.

While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, directly or indirectly, on behalf of myself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.
II.Non-solicitation of Company Employees.

While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, without the prior written consent of the Board, directly or indirectly, on behalf of myself or any third party, solicit or hire or recruit or, other than in the good faith performance of my duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this paragraph II shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.
III.Non-competition with the Company.

While I am employed by the Company and for the Restricted Period following any Date of Termination, I will not, directly or indirectly, whether as an employee, director, owner, partner, shareholder (other than the passive ownership of securities in any public enterprise which represent no more than five percent (5%) of the voting power of all securities of such enterprise), consultant, agent, co-venturer, or independent contractor or otherwise, or through any “person” (which, for purposes of this paragraph III, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), perform any services for or on behalf of, any Competitor of the Company. For purposes of this Agreement, a Competitor of the Company shall mean any entity or business (x) that competes or (y) engages in a line of business that competes, in each of (x) and (y), with the business of the Company. It is understood and agreed in the event that any of such entities and their respective affiliates, successors and assigns no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Agreement. Notwithstanding the foregoing, such provisions will not apply to the extent they are not enforceable due to your active engagement in the practice of law.

IV.Non-disclosure of Confidential Information and Trade Secrets.

While I am employed by the Company and thereafter, except in the good faith performance of my duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, I will not, directly or indirectly, for my own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of my breach of this paragraph IV).

V.Non-Disparagement.

I agree not to deliberately defame or disparage in public comments the Company or any of its respective officers, directors, members, executives or employees. I agree to reasonably cooperate with the Company (at no expense to myself) in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or their respective directors, members, officers, executives or employees.
VI.Enforceability of Covenants.

I acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. I acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Agreement, and I agree that I will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and I hereby waive any such defense. I further acknowledge that complying with the provisions contained in this Agreement will not preclude me from engaging in a lawful profession, trade or business, or from becoming gainfully employed. I agree that each of my covenants under this Agreement are separate and distinct obligations, and the failure or alleged failure of the Company or the Board to enforce any other provision in this Agreement will not constitute a defense to the enforceability of my covenants and obligations under this Agreement. The Company and I each agree that any breach of any covenant under this Agreement may result in irreparable damage and injury to the other party and that the other party will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction without the necessity of posting any bond, unless otherwise required by the court.
VII.Certain Exceptions.

Notwithstanding anything set forth herein, nothing in this Agreement shall (i) prohibit me from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. Nothing herein regarding confidentiality shall prohibit me from contacting the EEOC, SEC, or other governmental agencies to report any violations of law or my belief as to such violations and no action shall be taken to retaliate against me because of such reports or filings.

VIII.Post-Employment Transition and Cooperation.

Upon and after the termination of my employment with the Company for any reason (except my death or, if lacking sufficient physical or mental ability, my Disability), I will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of my duties and responsibilities to a successor, including without limitation resigning from any positions that I hold by virtue of my employment with the Company. I will make myself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested). The Company agrees to compensate me (other than with respect to the provision of testimony) for such cooperation at an hourly rate commensurate with my base salary on the Date of Termination, to reimburse me for all reasonable expenses actually incurred in connection with cooperation pursuant to this paragraph VIII, and to provide me with legal representation at no cost to you; in such event you may engage your own legal counsel, subject to our consent (which will not unreasonably be withheld).
IX.General Provisions.

A.Assignment and Severability

I acknowledge and agree that my obligations hereunder are personal, and that I shall have no right to assign, transfer or delegate and shall not assign, transfer or delegate or purport to assign, transfer or delegate this Agreement or any of my rights or obligations hereunder. This Agreement shall bind my heirs, executors, administrators, legal representatives and assigns This Agreement shall remain in effect for the benefit of any successor or assign of the business of the Company, and shall inure to the benefit of such successor or assign. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.
B.Governing Law and Dispute Resolution

The laws of the State of Texas shall govern the construction, interpretation and enforcement of this Agreement. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved in the Federal or state courts in Tarrant County, Texas. I hereby irrevocably consent to personal jurisdiction and venue in Tarrant County, Texas for any such action and agree that One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if the Company seeks an injunction. In addition to all other available remedies, the Company shall be entitled to recover any attorneys’ fees and expenses it incurs in connection with any legal proceeding arising out of my breach of this Agreement.
C.Entire Agreement and Waiver

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings among the parties, both oral and written, regarding such subject matter. I acknowledge that the Company has not made, and that I have not relied upon, any representations or warranties concerning the subject matter of this Agreement other than those expressly set forth herein, if any. This Agreement may be amended only by written agreement signed by a duly authorized attorney of the Company other than me. The waiver of any rights under this Agreement in any particular instance, or the failure to enforce any provision of this Agreement in any particular instance, shall not constitute a waiver or relinquishment of the right to enforce such provision or enforce this Agreement generally.
D.Duty to Read

I acknowledge that I have read and I understand this Agreement. I further agree that the Company would not have allowed me access to and use of Trade Secrets or Confidential Information and would not have provided me with the authority to develop and use goodwill of the Company without my acceptance of this Agreement.
E.Definitions

“Agreement” means this Executive Confidentiality and Restrictive Covenants Agreement.

“Board” means the Board of Directors of Sabre Corporation.

“Company” means Sabre Corporation, including all of its subsidiaries and all affiliated companies and joint ventures connected by ownership to Sabre Corporation at any time.
“Confidential Information” means all material information regarding the Company (as defined above), any Company activity, Company business or Company Customer that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding the Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company and certain information concerning the strategy, tactics and financial affairs of the Company. “Confidential Information” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of my failure to comply with any of my obligations to the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

“Date of Termination” has the meaning set forth in the Sabre Corporation Executive Severance Plan.
“Disability” has the meaning set forth in the Sabre Corporation Executive Severance Plan.

“Restricted Period” means the specified period immediately following your Date of Termination which shall be twenty-four (24) months if you are designated as a Level 1 Employee by the Compensation Committee of the Board (or, if the Board so determines, by another committee of the Board or by the Board itself), and eighteen (18) months if you are designated as a Level 2 Employee.

“Trade Secrets” means all secret, proprietary or confidential information regarding the Company or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of my failure to comply with any of my obligations to the Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 3rd day of September, 2024.
EXECUTIVE

/s/ Rochelle Boas
Rochelle Boas
SABRE CORPORATION
/s/ Shawn Williams
Shawn Williams
EVP and Chief People Officer